Exhibit 99

The Walt Disney Company

FOR IMMEDIATE RELEASE
July 8, 2005

JOINT STATEMENT FROM THE WALT DISNEY COMPANY AND
ROY E. DISNEY AND STANLEY P. GOLD

     BURBANK, Calif. — The Walt Disney Company, Roy E. Disney and Stanley P. Gold announced today that they have agreed to put aside the differences that have characterized their relationship over the past several years. Messrs. Disney and Gold have agreed not to run a rival slate of directors or submit shareholder resolutions for the next five years. Messrs. Disney and Gold have also agreed to dismiss all their pending lawsuits against the Company. In reestablishing ties with him and his family, the Company has named Roy E. Disney Director Emeritus and a consultant. The Company also reaffirmed its commitment to the rotation of committee members and chairpersons on its Board committees as currently required by the Company’s Corporate Governance Guidelines. In putting aside their differences, the Company noted Mr. Disney’s long time devotion to the Company and welcomed the reestablishment of a relationship with him and his family. Messrs. Disney and Gold expressed confidence in Mr. Iger’s leadership, and as Mr. Eisner retires after 21 years with the Company, they acknowledged his contribution to the Company over the years.

Note:
There will be no additional comment regarding this statement.